Exhibit 99.1

AN2 Therapeutics Adopts Limited Duration Stockholder Rights Plan

August 16, 2024

MENLO PARK, Calif.—(BUSINESS WIRE)--Aug. 16, 2024— AN2 Therapeutics, Inc. (Nasdaq: ANTX), a biopharmaceutical company focused on discovering and developing novel small molecule therapeutics derived from its boron chemistry platform, today announced that it has adopted a limited duration stockholder rights plan, which is scheduled to expire on August 15, 2025.

The Company recently became aware of the rapid accumulation of a significant amount (19.3%) of the common stock of the Company by BML Investment Partners, L.P. (BML), as disclosed in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission (SEC) on August 14, 2024. The Board of Directors believes that the rights plan will help promote the fair and equal treatment of all stockholders of the Company and ensure that the Board remains in the best position to discharge its fiduciary duties to the Company and its stockholders. The rights plan will guard against efforts to capitalize on the recent share price of the Company through open market accumulations and other coercive tactics aimed at gaining control of the Company without paying all stockholders a full control premium for their shares.

Under the plan, one preferred stock purchase right will be distributed for each share of common stock held by stockholders of record on August 29, 2024. Under certain circumstances, each right will entitle stockholders to buy one one-thousandth of a share of newly-created Series A Junior Participating Preferred Stock of the Company at an exercise price of $6.50. The Company’s Board of Directors will be entitled to redeem the rights at $0.01 per right at any time before a person or group has acquired 20% or more of the outstanding common stock. The rights will expire on August 15, 2025, subject to the Company’s right to extend such date, unless earlier redeemed or exchanged by the Company or terminated.

Subject to limited exceptions, if a person or group acquires 20% or more of the Company’s common stock (including shares that are synthetically owned pursuant to derivative transactions or ownership of derivative securities) or announces a tender offer and the consummation of that offer would result in such ownership (we refer to such a person or group as an “acquiring person”), each right will entitle its holder to purchase, at the right’s then-current exercise price, a number of shares of common stock having a market value at that time of twice the right’s exercise price. Rights held by the acquiring person will become void and will not be exercisable. If the Company is acquired in a merger or other business combination transaction that has not been approved by the Board of Directors after the rights become exercisable, each right will entitle its holder to purchase, at the right’s then-current exercise price, a number of shares of the acquiring company’s common stock having a market value at that time of twice the right’s exercise price.

The dividend distribution to establish the new rights plan will be payable to stockholders of record on August 29, 2024. The rights distribution is not taxable to stockholders. Further details about the rights plan will be contained in a Form 8-K to be filed by the Company with the SEC.

About AN2 Therapeutics, Inc.

AN2 Therapeutics, Inc. is a biopharmaceutical company focused on discovering and developing novel small molecule therapeutics derived from its boron chemistry platform. AN2 has a pipeline of boron-based compounds in development for Chagas disease, nontuberculous mycobacteria (NTM), and melioidosis, along with early-stage programs focused on targets in infectious diseases and oncology. For more information, please visit our website at www.an2therapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements expressed or implied in this press release include, but are not limited to, statements regarding the purpose and objectives of the rights plan and other statements that are not historical fact. These statements are based on AN2’s current estimates, expectations, plans, objectives and intentions, are not guarantees of future performance and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, but are not limited to, risks and uncertainties related to: threats intended to capitalize on the recent share price of the Company through open market accumulations and other coercive tactics; potential disruptions related to AN2’s restructuring plans and its ability to implement its plans for its internal boron chemistry platform and ongoing pipeline programs; timely enrollment of patients in AN2’s existing and future clinical trials; AN2’s ability to procure sufficient supply of its product candidates for its existing and future clinical trials; the potential for results from clinical trials to differ from preclinical, early clinical, preliminary or expected results; significant adverse events, toxicities or other undesirable side effects associated with AN2’s product candidates; the significant uncertainty associated with AN2’s product candidates ever receiving any regulatory approvals; continued funding by the National Institute of Allergy and Infectious Disease (NIAID) of AN2’s development program for melioidosis; AN2’s ability to obtain, maintain or protect intellectual property rights related to its current and future product candidates; implementation of AN2’s strategic plans for its business and product candidates; the sufficiency of AN2’s capital resources and need for additional capital to achieve its goals; global macroeconomic conditions and global conflicts and other risks, including those described under the heading “Risk Factors” in AN2’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and AN2’s other reports filed with the SEC. These filings, when made, are available on the investor relations section of AN2’s website at www.an2therapeutics.com and on the SEC’s website at www.sec.gov. Forward-looking statements contained in this press release are made as of this date, and AN2 undertakes no duty to update such information except as required under applicable law.

View source version on businesswire.com: https://www.businesswire.com/news/home/20240816585924/en/

Company Contacts:

Lucy O. Day

Chief Financial Officer

l.day@an2therapeutics.com

Anne Bowdidge

Investor Relations

abowdidge@an2therapeutics.com

Source: AN2 Therapeutics, Inc.